Exhibit 5.1

767 Fifth Avenue
New York, NY 10153-0119
+1 212 310 8000 tel
+1 212 310 8007 fax

March 20, 2014

DIRECTV Holdings LLC
DIRECTV Financing Co., Inc.
2230 East Imperial Highway
El Segundo, California 90245

Ladies and Gentlemen:

We have acted as counsel to DIRECTV Holdings LLC (the “Company”) and DIRECTV Financing Co., Inc. (“Financing Co.” and together with the Company, the “Issuers”), and to DIRECTV, DIRECTV Enterprises, LLC, DIRECTV Customer Services, Inc., DIRECTV Merchandising, Inc., DIRECTV, LLC, DIRECTV Home Services LLC and LABC Productions, LLC (each a “Guarantor” and collectively, the “Guarantors” and together with the Issuers, the “Companies”), in connection with the offer and sale by the Issuers of $1,250,000,000 aggregate principal amount of the Issuers’ 4.450% Senior Notes due 2024 (the “Notes”) and the related guarantees thereof (the “Guarantees”) by the Guarantors, pursuant to the underwriting agreement, dated as of March 17, 2014 (the “Agreement”), by and among the Issuers and Barclays Capital Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co. and UBS Securities LLC, as representatives of the underwriters.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement on Form S-3 (File No. 333-190407), filed by the Companies on August 6, 2013 (the “Registration Statement”); (ii) the prospectus, dated August 6, 2013 (the “Base Prospectus”), which forms a part of the Registration Statement; (iii) the prospectus supplement, dated March 17, 2014 (the “Prospectus Supplement”); (iv) the base indenture, dated as of September 14, 2012, among the Issuers, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by the first supplemental indenture, dated as of September 14, 2012, the second supplemental indenture, dated as of January 15, 2013, the third supplemental indenture, dated as of May 20, 2013, the fourth supplemental indenture, dated as of November 20, 2013, and as supplemented by the fifth supplemental indenture, dated as of March 20, 2014; and (v) such corporate and limited liability company records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Issuers, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.  We refer to the Base Prospectus as supplemented by the Prospectus Supplement as the “Prospectus.”

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Issuers.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.  Upon the due authentication by the Trustee of the Notes, the Notes will constitute valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms.

2.  Upon the due authentication by the Trustee of the Notes, the Guarantees will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

The opinions expressed above with respect to validity, binding effect and enforceability are subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto.  The opinions expressed herein are limited to the laws of the State of New York and the corporate and limited liability company laws of the States of California and Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the incorporation by reference of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP